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                                                                       EXHIBIT 5



             [AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P. LETTERHEAD]




                                    , 1998


Prime Medical Services, Inc.
1301 Capital of Texas Highway, Suite C-300
Austin, TX 78746

Ladies and Gentlemen:

     We have acted as counsel for Prime Medical Services, Inc., a Delaware corporation (the "Company"), in connection with the proposed offer by the Company to exchange (the "Exchange Offer") all outstanding 8 3/4% Senior Subordinated Notes Due 2008 ($100 million principal amount outstanding) (the "Outstanding Notes") for 8 3/4% Senior Subordinated Notes Due 2008 ($100 million principal amount) (the "Exchange Notes"). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of March 27, 1998, between the Company and State Street Bank and Trust Company of Missouri, National Association, as trustee (the "Trustee").

     The law covered by the opinions expressed herein is limited in all respects to the Federal laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law. You should be aware that we are not admitted to practice law in the State of Delaware and the opinion herein as to the Delaware General Corporation Law is based solely on the latest unofficial compilation thereof available to us. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

     We have examined the Indenture and the form of Exchange Notes, which are filed as Exhibit 4(a) to the Registration Statement, the Registration Statement on form S-4 to which this opinion is attached as an exhibit, filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes under the Securities Act of 1933 (the Registration Statement as amended at the time it becomes effective being referred to as the "Registration Statement") and such corporate records of the Company, certificates of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion.
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     Based upon such examination and review, we are of the opinion that the
Exchange Notes proposed to be issued by the Company pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, and to compliance with any applicable state securities laws, the Exchange Notes when issued, delivered by the Company, authenticated by the Trustee and delivered and sold in accordance with the Indenture, will be valid and binding obligations of the Company.

     The opinion expressed herein as to the valid, binding and enforceable nature of the Exchange Notes is subject to the exceptions that (i) enforcement may be limited by bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally, and (ii) enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). In addition, the foregoing opinion is subject to the qualifications that certain remedial, waiver and other similar provisions of the Indenture may not be enforceable in whole or in part under the Delaware General Corporation Law or the Federal laws of the United States, but such provisions do not void the Indenture or frustrate the basic purpose thereof, and subject to the other qualifications set forth in this opinion, the Indenture contains adequate provisions for the practical realization of the rights and benefits afforded thereby, except for the economic consequences of any judicial, administrative or other delay or procedure which may be imposed by applicable federal and state law, rules, regulations and court decisions and by constitutional requirements in and of the States of Delaware or Texas or the United States. In addition, we express no opinion as to (i) the enforceability of any provisions contained in the Indenture purporting to waive the benefits of any stay, extension or usury law or waive any rights under any applicable statutes or rules thereafter enacted or promulgated or (ii) the validity, legally binding effect or enforceability of any provision of any agreement that requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, the rights to indemnification contained in the Indenture may be limited by Federal, Texas or Delaware laws or the policies underlying such laws.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to the firm under "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                   Sincerely,

                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.